Exhibit 10.23

The letter of promise about offering water for production and life to Inner Mongolia TeHong Coal Group Laiyegou Coal Mine by Zhunger County Keyuan Water Supply Co., Ltd

Inner Mongolia TeHong Coal Group Co., Ltd:

We have received application of Laiyegou Coal Mine for using water for production and life, and here agreed to supply water 400 ton per day. The source of water is from Boniuchuan water source of our company. The source of water can supply water 4000 ton per day. We also have constructed an adjusting pool of 500m3, so we have the ability to supply water for your coal mine for production and life. As for water supplying matter, both parties should sign additional water supply contracts.

Zhunger County Keyuan Water Supply Co., Ltd

Feb.25, 2005